UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 6, 2017 (March 2, 2017)

On Track Innovations Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Israel

(State or Other Jurisdiction of Incorporation)

000-49877	N/A
(Commission File Number)	(IRS Employer Identification No.)

Z.H.R. Industrial Zone, P.O. Box 32, Rosh-Pina, Israel	12000
(Address of Principal Executive Offices)	(Zip Code)

011 972 4 6868000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On March 2, 2017, On Track Innovations Ltd., or the Company, became aware of a claim filed in the U.S. District Court, Eastern District of Pennsylvania, on March 1, 2017, against the Company and its subsidiary, OTI America Inc., by USA Technologies, Inc., or USAT. The claim asserts, among other things, that products sold by the Company to USAT’s manufacturing subcontractor, Masterwork Electronics, Inc., or Masterwork, fail to conform to promised specifications in that they do not include Apple Value Added Services, or VAS, an add-on software feature to Apple Pay which is not yet offered on the Company’s products. USAT seeks payment of $4,912,600 plus interest and costs, comprised of $728,800 to cover payment for alternative products, and $4,183,800 to cover costs of replacing the allegedly non-conforming products already installed. The Company denies the allegations in the complaint and intends to defend the complaint vigorously.

On March 3, 2017, the Company filed a claim in the United States District Court, Northern District of California, San Francisco Division, against Masterwork. The Company seeks payment of $2,518,000 plus interest and costs as a result of Masterwork’s refusal to perform its obligations in connection with a purchase order supplied by Masterwork to the Company, based on Masterwork’s allegations that its customer, USAT, had apparently claimed that the products do not include the VAS feature requested by USAT, though such feature is currently not offered by the Company and was not specified in the purchase order. The products subject to USAT’s litigation mentioned above include the products subject to the purchase order referred to in the Company’s claim against Masterwork.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

On Track Innovations Ltd.

Date: March 6, 2017	By:	/s/ Shlomi Cohen
	Name:	Shlomi Cohen
	Title:	Chief Executive Officer

3